Exhibit 99.1

FOR IMMEDIATE RELEASE

American Realty Capital Healthcare Trust III, Inc.

Announces Review of Strategic Alternatives

NEW YORK, April 29, 2016 – American Realty Capital Healthcare Trust III, Inc. (“HT III” or the “Company”), a publicly registered, non-traded real estate investment trust, today announced that the Company’s Board of Directors, led by its independent directors, has initiated a strategic review process to identify, examine, and consider a range of strategic alternatives available to the Company with the objective of maximizing long term shareholder value.

The Board of Directors has established a Special Committee comprised of the Board’s independent directors, which Special Committee is conducting a review of strategic alternatives and is addressing potential conflicts of interest.  The Special Committee has:

—	Engaged SunTrust Robinson Humphrey, Inc. as financial advisor.

—	Retained Shapiro Sher Guinot and Sandler, P.A. as special legal counsel in connection with such strategic review process.

The Board of Directors has not made a decision to enter into any transaction at this time, and there are no assurances that the consideration of strategic alternatives will result in any transaction. HT III does not intend to comment on or disclose developments regarding the process unless it deems further disclosure is appropriate or required.

About American Realty Capital Healthcare Trust III, Inc.

America Realty Capital Healthcare Trust III, Inc. is a publicly registered, non-traded real estate investment trust which seeks to acquire a diversified portfolio of real estate properties, focusing primarily on healthcare-related assets including medical office buildings, seniors housing, and other healthcare-related facilities. Additional information about HT III can be found on its website at www.thehealthcarereit3.com. HT III may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook, and LinkedIn.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions, and expectations disclosed in such forward-looking statements. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company may not actually identify any viable strategic alternatives, execute any strategic alternative, or achieve the plans, intentions, or expectations (including enhancing shareholder value) disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Factors that might cause such differences include general business and market conditions, the Company’s business strategy and leverage, the Company’s ability to identify and implement any viable strategic alternatives, and other factors included in HT III’s reports filed with the Securities and Exchange Commission (“SEC”), particularly in the “Risk Factors” sections of HT III’s latest Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 4, 2016, as such Risk Factors may be updated from time to time in subsequent reports. HT III does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Media Inquiries:

Tim Cifelli

President

DDCworks

tcifelli@ddcworks.com

(484) 342-3600